SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (Amendment No._______)*



                          Cardiac Pathways Corporation
-------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    141408104
-------------------------------------------------------------------------------
                                 (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)



                               Page 1 of 16 Pages
                       Exhibit Index Contained on Page 15

---------------------------------------------------------                    ---------------------------------------
CUSIP NO.  141408104                                            13 G                   Page 2 of 16 Pages
---------------------------------------------------------                    ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Delphi Ventures I, L.P. ("DV I")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [  ]        (b)  [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
----------------------------------- -------- -----------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         385,754 shares, except that Delphi Management Partners, L.P. ("DMP
           BENEFICIALLY                      I"), the general partner of DV I, and Bochnowski, Douglass, and
     OWNED BY EACH REPORTING                 Lothrop, the general partners of DMP I, may be deemed to have shared
              PERSON                         power to vote these shares.
               WITH

                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             385,754 shares,  except that DMP I,
                                             the  general  partner  of DV I, and
                                             Bochnowski,  Douglass, and Lothrop,
                                             the general  partners of DMP I, may
                                             be deemed to have  shared  power to
                                             dispose of these shares.
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
----------------------------------- -------- -----------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       385,754
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [  ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   4.13%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------------                    ---------------------------------------
CUSIP NO. 141408104                                             13 G                   Page 3 of 16 Pages
---------------------------------------------------------                    ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Delphi BioInvestments I, L.P. ("DBI I")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [  ]        (b)  [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
----------- --------------------------------------------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         1,369 shares,  except that DMP I, the general partner of DVI, and
           BENEFICIALLY                      Bochnowski,  Douglass,  and Lothrop, the general partners
          OWNED BY EACH                      of DMP I, may be  deemed  to have  shared  power to vote  these shares.
            REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             1,369  shares,  except  that DMP I,
                                             the  general  partner  of DV I, and
                                             Bochnowski,  Douglass, and Lothrop,
                                             the general  partners of DMP I, may
                                             be deemed to have  shared  power to
                                             dispose of these shares.
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
----------------------------------- -------- -----------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       1,369
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [  ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   0.01%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                          *   SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------------                    ---------------------------------------
CUSIP NO. 141408104                                             13 G                   Page 4 of 16 Pages
---------------------------------------------------------                    ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Delphi Management Partners I, L.P. ("DMP I")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)   [  ]       (b)  [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
----------------------------------- -------- -----------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0 shares.
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             387,123  shares,  of which  385,754
                                             are  directly  owned  by  DV I  and
                                             1,369 are directly  owned by DBI I.
                                             DMP I is the general  partner of DV
                                             I and  DBI I and may be  deemed  to
                                             have  shared  power  to vote  these
                                             shares.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             0 shares.
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             387,123 shares, of which 385,754 are directly owned by DV I and 1,369 are directly owned by DBI I.  DMP I is the general partner of DV I and DBI I and may be deemed to have shared power to dispose of these shares.
----------- --------------------------------------------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       387,123
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [  ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   4.14%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------------                    ---------------------------------------
CUSIP NO.  141408104                                            13 G                   Page 5 of 16 Pages
---------------------------------------------------------                    ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Delphi Ventures II, L.P. ("DV II")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)   [  ]         (b)  [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
----------------------------------- -------- -----------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         150,586 shares, except that Delphi Management Partners II, L.P. ("DMP
           BENEFICIALLY                      II"), the general partner of DVII, and Bochnowski, Douglass, and
     OWNED BY EACH REPORTING                 Lothrop, the general partners of DMP II, may be deemed to have shared
              PERSON                         power to vote these shares.
               WITH

                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             150,586 shares, except that DMP II,
                                             the  general  partner of DVII,  and
                                             Bochnowski,  Douglass, and Lothrop,
                                             the general partners of DMP II, may
                                             be deemed to have  shared  power to
                                             dispose of these shares.
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
----------------------------------- -------- -----------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       150,586
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [  ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   1.61%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------------                    ---------------------------------------
CUSIP NO. 141408104                                             13 G                   Page 6 of 16 Pages
---------------------------------------------------------                    ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Delphi BioInvestments II, L.P. ("DBI II")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [  ]        (b)  [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
----------------------------------- -------- -----------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         848  shares,  except  that DMP II, the  general  partner of DBI II, and
           BENEFICIALLY                      Bochnowski, Douglass, and Lothrop, the general  partners of DMP II,
     OWNED BY EACH REPORTING                 may be deemed to have shared power to vote these shares.
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             848  shares,  except  that DMP III,
                                             the  general partner of DBI II, and
                                             Bochnowski,  Douglass, and Lothrop,
                                             the general partners of DMP II, may
                                             be deemed to have  shared  power to
                                             dispose of these shares.
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
----------- --------------------------------------------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       848
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [  ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   0.01%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------------                    ---------------------------------------
CUSIP NO. 141408104                                             13 G                   Page 7 of 16 Pages
---------------------------------------------------------                    ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Delphi Management Partners II, L.P. ("DMP II")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]          (b) [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
----------------------------------- -------- -----------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0 shares.
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             151,434 shares, of which 150,586 are directly owned by DV II and 848 are directly owned by DBI II.  DMP II is the general partner of DV II and DBI II and may be deemed to have shared power to vote these shares.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             0 shares.
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             151,434 shares, of which 150,586 are directly owned by DV II and 848 are directly owned by DBI II.  DMP II is the general partner of DV II and DBI II and may be deemed to have shared power to dispose of these shares.
----------- --------------------------------------------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       151,434
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [  ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   1.62%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------------                    ---------------------------------------
CUSIP NO. 141408104                                             13 G                   Page 8 of 16 Pages
---------------------------------------------------------                    ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     James J. Bochnowski ("Bochnowski")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [  ]         (b)  [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S. Citizen
----------------------------------- -------- -----------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0 shares.
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             538,557  shares,  of which  385,754
                                             are  directly  owned by DV I, 1,369
                                             are   directly   owned  by  DBI  I,
                                             150,586  are  directly  owned by DV
                                             II, and 848 are  directly  owned by
                                             DBI  II.  DMP  I  is  the   general
                                             partner  of DV I and  DBI I and DMP
                                             II is the general  partner of DV II
                                             and  DBI  II,  and,  Bochnowski,  a
                                             general  partner  of DMP I and  DMP
                                             II,  may be deemed  to have  shared
                                             power to vote these shares.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             0 shares.
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             538,557  shares,  of which  385,754
                                             are  directly  owned by DV I, 1,369
                                             are   directly   owned  by  DBI  I,
                                             150,586  are  directly  owned by DV
                                             II, and 848 are  directly  owned by
                                             DBI  II.  DMP  I  is  the   general
                                             partner  of DV I and  DBI I and DMP
                                             II is the general  partner of DV II
                                             and  DBI  II,  and,  Bochnowski,  a
                                             general  partner  of DMP I and  DMP
                                             II,  may be deemed  to have  shared
                                             power to dispose of these shares.
----------- --------------------------------------------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       538,557
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [  ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   5.76%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                              * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------------                    ---------------------------------------
CUSIP NO. 141408104                                             13 G                   Page 9 of 16 Pages
---------------------------------------------------------                    ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     David L. Douglass ("Douglass")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [  ]             (b)  [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S. Citizen
----------------------------------- -------- -----------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0 shares.
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             538,557  shares,  of which  385,754
                                             are  directly  owned by DV I, 1,369
                                             are   directly   owned  by  DBI  I,
                                             150,586  are  directly  owned by DV
                                             II, and 848 are  directly  owned by
                                             DBI  II.  DMP  I  is  the   general
                                             partner  of DV I and  DBI I and DMP
                                             II is the general  partner of DV II
                                             and  DBI  II,  and,   Douglass,   a
                                             general  partner  of DMP I and  DMP
                                             II,  may be deemed  to have  shared
                                             power to vote these shares.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             0 shares.
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             538,557  shares,  of which  385,754
                                             are  directly  owned by DV I, 1,369
                                             are   directly   owned  by  DBI  I,
                                             150,586  are  directly  owned by DV
                                             II, and 848 are  directly  owned by
                                             DBI  II.  DMP  I  is  the   general
                                             partner  of DV I and  DBI I and DMP
                                             II is the general  partner of DV II
                                             and  DBI  II,  and,   Douglass,   a
                                             general  partner  of DMP I and  DMP
                                             II,  may be deemed  to have  shared
                                             power to dispose of these shares.
----------------------------------- -------- -----------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       538,557
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                               [  ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   5.76%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*                                                              IN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------------                    ---------------------------------------
CUSIP NO. 141408104                                             13 G                  Page 10 of 16 Pages
---------------------------------------------------------                    ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Donald J. Lothrop ("Lothrop")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [  ]             (b)   [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S. Citizen
----------------------------------- -------- -----------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0 shares.
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             538,557  shares,  of which  385,754
                                             are  directly  owned by DV I, 1,369
                                             are   directly   owned  by  DBI  I,
                                             150,586  are  directly  owned by DV
                                             II, and 848 are  directly  owned by
                                             DBI  II.  DMP  I  is  the   general
                                             partner  of DV I and  DBI I and DMP
                                             II is the general  partner of DV II
                                             and DBI II, and, Lothrop, a general
                                             partner of DMP I and DMP II, may be
                                             deemed to have shared power to vote
                                             these shares.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             0 shares.
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             538,557  shares,  of which  385,754
                                             are  directly  owned by DV I, 1,369
                                             are   directly   owned  by  DBI  I,
                                             150,586  are  directly  owned by DV
                                             II, and 848 are  directly  owned by
                                             DBI  II.  DMP  I  is  the   general
                                             partner  of DV I and  DBI I and DMP
                                             II is the general  partner of DV II
                                             and DBI II, and, Lothrop, a general
                                             partner of DMP I and DMP II, may be
                                             deemed  to  have  shared  power  to
                                             dispose of these shares.
----------------------------------- -------- -----------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       538,557
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [  ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   5.76%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*                                                              IN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a).        NAME OF ISSUER:

                  Cardiac Pathways Corporation

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  995 Benecia Avenue
                  Sunnyvale  CA  94086

ITEM 2(a).        NAME OF PERSONS FILING:

                  This Statement is filed by Delphi Ventures I, L.P., a Delaware limited partnership ("DV I"), Delphi BioInvestments I, L.P., a Delaware limited partnership ("DBI I"), Delphi Management Partners I, L.P., a Delaware limited partnership ("DMP I"), Delphi Ventures II, L.P., a Delaware limited partnership ("DV II"), Delphi BioInvestments II, L.P., a Delaware limited partnership ("DBI II"), Delphi Management Partners II, L.P., a Delaware limited partnership ("DMP II"), James J. Bochnowski ("Bochnowski"), David L. Douglass ("Douglass"), and Donald J. Lothrop ("Lothrop"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  DMP I is the general partner of DV I and DBI I and DMP II is the general partner of DV II and DBI II; as such DMP I and DMP II may be deemed to have shared power to vote and shared power to dispose of shares of the issuers directly owned by DV I and DBI I and DV II and DBI II, respectively. Bochnowski, Douglass and Lothrop are the general partners of DMP I and DMP II, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuers directly owned by DVI and DBI I and DV II and DBI II, respectively.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                  The address for each of the Reporting Persons is:

                  Delphi Ventures
                  3000 Sand Hill Road
                  Building I, Suite 135
                  Menlo Park, CA  94025

ITEM 2(c)         CITIZENSHIP:

                  DV I, DBI I, DMP I, DV II, DBI II and DMP II are Delaware limited partnerships, and Bochnowski, Douglass and Lothrop are United States citizens.


ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:

                  CUSIP #  141408104

ITEM 3.           Not Applicable

ITEM 4.           OWNERSHIP:

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1996:

                      (a) Amount beneficially owned:

                          See Row 9 of cover  page for each  Reporting Person.

                      (b) Percent of Class:

                          See Row 11 of cover page for each  Reporting Person.

                      (c) Number of shares as to which such person has:


                          (i)      Sole power to vote or to direct the vote:

                                   See Row 5 of cover page for each Reporting Person.

                          (ii)     Shared power to vote or to direct the vote:

                                   See Row 6 of cover page for each Reporting Person.

                          (iii) Sole power to dispose or to direct the disposition of:

                                   See Row 7 of cover page for each Reporting Person.

                          (iv) Shared power to dispose or to direct the disposition of:

                                   See Row 8 of cover page for each Reporting Person.

ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                Not applicable.

ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                Under certain circumstances set forth in the limited partnership agreements of DV I, DBI I, DMP I, DV II, DBI II, and DMP II, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7.         IDENTIFICATION   AND  CLASSIFICATION  OF  THE  SUBSIDIARY  WHICH
                ACQUIRED THE SECURITY  BEING  REPORTED ON BY THE PARENT  HOLDING
                COMPANY:

                Not applicable.

ITEM 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                Not applicable

ITEM 9.         NOTICE OF DISSOLUTION OF GROUP:

                Not applicable

ITEM 10.        CERTIFICATION:

                Not applicable

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 11, 1997

                           /s/  James  J.   Bochnowski
                           -----------------------------------------------------
                           James J. Bochnowski, individually, and on behalf of DV I, in his capacity as a general partner of DMP I, the general partner of DV I, on behalf of DBI I, in his capacity as a general partner of DMP I, the general partner of DBI I, on behalf of DMP I in his capacity as a general partner thereof, on behalf of DV II, in his capacity as a general partner of DMP II, the general partner of DV II, on behalf of DBI II, in his capacity as a general partner of DMP II, the general partner of DBI II, and on behalf of DMP II in his capacity as a general partner thereof.



                           /s/ David L. Douglass
                           -----------------------------------------------------
                            David L. Douglass .



                           /s/ Donald J. Lothrop
                           -----------------------------------------------------
                           Donald J. Lothrop

                                  EXHIBIT INDEX


                                                           Found on
                                                         Sequentially
Exhibit                                                  Numbered Page
-------                                                  -------------
Exhibit A:  Agreement of Joint Filing                         16

                                    EXHIBIT A

                            Agreement of Joint Filing

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Cardiac Pathways Corporation shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Dated:  February 11, 1997

                           /s/ James J. Bochnowski
                           -----------------------------------------------------
                           James J. Bochnowski, individually, and on behalf of DV I, in his capacity as a general partner of DMP I, the general partner of DV I, on behalf of DBI I, in his capacity as a general partner of DMP I, the general partner of DBI I, on behalf of DMP I in his capacity as a general partner thereof, on behalf of DV II, in his capacity as a general partner of DMP II, the general partner of DV II, on behalf of DBI II, in his capacity as a general partner of DMP II, the general partner of DBI II, and on behalf of DMP II in his capacity as a general partner thereof.



                           /s/ David L. Douglass
                           -----------------------------------------------------
                           David L. Douglass



                           /s/ Donald J. Lothrop
                           -----------------------------------------------------
                           Donald J. Lothrop